EXHIBIT 2.1

AGREEMENT

CONCERNING THE EXCHANGE OF SECURITIES

BY AND AMONG

TONE IN TWENTY

AND

MUSCLE PHARM, LLC AND

THE SECURITY HOLDERS OF MUSCLE PHARM, LLC

ARTICLE V - Conditions Precedent to Tone in Twenty's Performance	8
5.1 Conditions	8
5.2 Accuracy of Representations	8
5.3 Performance	9
5.4 Absence of Litigation	9
5.5 Officer's Certificate	9
5.6 Corporate Action	9
5.7 Acceptance of Financial Statements	9
5.8 Convertible Notes	9

ARTICLE VI - Conditions Precedent to Muscle Pharm's Performance	9

6.1 Conditions	9
6.2 Accuracy of Representations	9
6.3 Performance	10
6.4 Absence of Litigation	10
6.5 Officer's Certificate	10
6.6 Payment of Liabilities	10
6.7 Directors of Tone in Twenty	10
6.8 Officers of Tone in Twenty	10

ARTICLE VII - Closing	10

7.1 Closing	10

ARTICLE VIII - Covenants Subsequent to the Closing Date	11

8.1 Registration and Listing	11

ARTICLE IX - Miscellaneous	11

9.1 Captions and Headings	11
9.2 No Oral Change	11
9.3 Non-Waiver	11
9.4 Time of Essence	11
9.5 Entire Agreement	11
9.6 Choice of Law	12
9.7 Counterparts	12
9.8 Notices	12
9.9 Binding Effect	12
9.10 Mutual Cooperation	12
9.11 Finders	12
9.12 Announcements	12
9.13 Expenses	12
9.14 Survival of Representations and Warranties	13
9.15 Exhibits	13
9.16 Termination, Amendment and Waiver	13

EXHIBITS

Allocation of Securities	Exhibit 1.1
Letter of Acceptance	Exhibit 1.2
Financial Statements of Muscle Pharm	Exhibit 2.5
Material Contracts of Muscle Pharm	Exhibit 2.17
Financial Statements of Tone in Twenty	Exhibit 3.5

AGREEMENT

     THIS AGREEMENT ("Agreement") is made this 1st day of February, 2010, by and between Tone in Twenty, a Nevada corporation ("Tone in Twenty"), Muscle Pharm, LLC, a Colorado limited liability company ("Muscle Pharm"), and the security holders of Muscle Pharm (the "Muscle Pharm Security Holders") who are listed on Exhibit 1.1 hereto and have executed Letters of Acceptance in the form attached in Exhibit 1.2, hereto.

     WHEREAS, Tone in Twenty desires to acquire all of the issued and outstanding equity and voting interests of Muscle Pharm ("Muscle Pharm Interests") from the Muscle Pharm Security Holders in exchange for newly issued unregistered shares of common stock of Tone in Twenty;

     WHEREAS, Muscle Pharm desires to assist Tone in Twenty in acquiring all of the issued and outstanding Muscle Pharm Interests pursuant to the terms of this Agreement; and

     WHEREAS, all of the Muscle Pharm Security Holders, by execution of Exhibit 1.2 hereto, agree to exchange one hundred percent (100%) of the Muscle Pharm Interests they hold in Muscle Pharm for twenty-six million (26,000,000) shares of Tone in Twenty common stock.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties hereto agree as follows:

ARTICLE I
Exchange of Securities

     1.1  Issuance of Securities. Subject to the terms and conditions of this Agreement, Tone in Twenty agrees to issue and exchange 26,000,000 shares of common stock for 100% of the issued and outstanding Muscle Pharm Interests held by the Muscle Pharm Security Holders.  All Tone in Twenty Shares will be issued directly to the Muscle Pharm Security Holders on the Closing Date (as hereinafter defined), pursuant to the schedule set forth in Exhibit 1.1.

     1.2  Exemption from Registration. The parties hereto intend that all Tone in Twenty common stock to be issued to the Muscle Pharm Security Holders shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) and/or Regulation D of the Act and rules and regulations promulgated thereunder.  In furtherance thereof, each of the Muscle Pharm Security Holders will execute and deliver to Tone in Twenty on the closing date of this Agreement (the "Closing Date") a copy of the Letter of Acceptance set forth in Exhibit 1.2 hereto.

     1.3  Corporate Action.  Tone in Twenty currently has 437,500 shares of common stock  and 83,333 shares of Series A Convertible Preferred Stock outstanding. On the Closing Date, after the issuance of 26,000,000 to the shareholders of Muscle Pharm, Tone in Twenty shall retire and cancel 366,666 shares of common stock to be received by it in exchange for the transfer to John Harper of $25,000 in cash which shall have been provided by Muscle Pharm, resulting in Tone in Twenty having outstanding a total of 26,070,834 shares of common stock on the Closing Date.

ARTICLE II
Representations and Warranties of Muscle Pharm

     Muscle Pharm hereby represents and warrants to Tone in Twenty that:

     2.1  Organization. Muscle Pharm is a limited liability company duly organized, validly existing and in good standing under the laws of Colorado, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

     2.2  Capital. Muscle Pharm has no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating Muscle Pharm to issue any additional Muscle Pharm Interests of any class except for the convertible promissory notes which it has issued since July 2009.  The total amount of outstanding notes was $902,500 as of December 31, 2009.

     2.3  Subsidiaries. Muscle Pharm does not have any subsidiaries or own any interest in any other enterprise.

     2.4  Directors and Executive Officers. The names and titles of the directors and executive officers of Muscle Pharm are as follows:

Name	Position

Brad Pyatt	President
Cory Gregory	Executive Vice President
Todd Huss	Chief Financial Officer
Leonard K. Armenta, Jr.	Chief Operating Officer

     2.5  Financial Statements. On the execution of this Agreement, Muscle Pharm shall provide Tone in Twenty with audited financial statements of Muscle Pharm for the period from inception (April 22, 2008) through December 31, 2008, and unaudited financial statements for the nine months ended September 30, 2009 (the "Muscle Pharm Financial Statements").  The Muscle Pharm Financial Statements will be prepared in accordance with generally accepted accounting principles and practices consistently followed by Muscle Pharm throughout the periods indicated, and fairly present the financial position of Muscle Pharm as of the dates of the balance sheets included in the Muscle Pharm Financial Statements and the results of operations for the periods indicated

     2.6  Absence of Changes. Since September 30, 2009, there has not been any material change in the financial condition or operations of Muscle Pharm, except as contemplated by this Agreement.  As used throughout this Agreement, "material" means:  Any change or effect (or development that, insofar as can be reasonably foreseen, is likely to result in any change or effect) that causes substantial increase or diminution in the business, properties, assets, condition (financial or otherwise) or results of operations of a party.  Taken as a whole, material change shall not include changes in national or international economic conditions or industry conditions generally; changes or possible changes in statutes and regulations applicable to a party; or the loss of employees, customers or suppliers by a party as a direct or indirect consequence of any announcement relating to this transaction.

     2.7  Absence of Undisclosed Liabilities. As of September 30, 2009, Muscle Pharm did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the Muscle Pharm Financial Statements.

     2.8  Tax Returns. Except for the federal income tax return for 2008, Muscle Pharm has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. The provisions for taxes, if any, reflected in Exhibit 2.5 are adequate for the periods indicated.  There are no present disputes as to taxes of any nature payable by Muscle Pharm.

     2.9  Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Tone in Twenty, its legal counsel and accountants shall have the opportunity to meet with Muscle Pharm's accountants and attorneys to discuss the financial condition of Muscle Pharm during reasonable business hours and in a manner that does not interfere with the normal operation of Muscle Pharm's business.  Muscle Pharm shall make available to Tone in Twenty all books and records of Muscle Pharm.

     2.10 Intellectual Property Rights. Muscle Pharm owns or has the right to use all trademarks, service marks, trade names, copyrights and patents material to its business.

     2.11 Compliance with Laws. To the best of Muscle Pharm's knowledge, Muscle Pharm has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations, including federal and state securities laws, except where such non-compliance would not have a material adverse impact upon its business or properties.

     2.12 Litigation. Muscle Pharm is not a defendant in any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of Muscle Pharm, threatened against or affecting Muscle Pharm or its business, assets or financial condition.  Muscle Pharm is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it.  Muscle Pharm is not engaged in any material litigation to recover monies due to it.

     2.13 Authority. The Managers of Muscle Pharm has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and Muscle Pharm has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of Muscle Pharm and is enforceable in accordance with its terms and conditions.  By execution of Exhibit 1.2, all of the Muscle Pharm Security Holders have agreed to and have approved the terms of this Agreement and the exchange of securities contemplated hereby.

     2.14 Ability to Carry Out Obligations. The execution and delivery of this Agreement by Muscle Pharm and the performance by Muscle Pharm of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which Muscle Pharm is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Muscle Pharm, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Muscle Pharm.

     2.15 Full Disclosure. None of the representations and warranties made by Muscle Pharm herein or in any exhibit, certificate or memorandum furnished or to be furnished by Muscle Pharm, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

     2.16 Assets. Muscle Pharm's assets are fully included in Exhibit 2.5 and are not subject to any claims or encumbrances except as indicated in Exhibit 2.5.

     2.17 Material Contracts. Muscle Pharm's material contracts are attached hereto as Exhibit 2.17.

     2.18 Indemnification. Muscle Pharm agrees to indemnify, defend and hold Tone in Twenty harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees asserted by third parties against Tone in Twenty which arise out of, or result from (i) any breach by Muscle Pharm in performing any of its covenants or agreements under this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Muscle Pharm under this Agreement, (ii) a failure of any representation or warranty in this Article II or (iii) any untrue statement made by Muscle Pharm in this Agreement.

     2.19 Restricted Securities.  Muscle Pharm and the Muscle Pharm Security Holders, by execution of this Agreement and of Exhibit 1.2, acknowledge that all of the Tone in Twenty Shares issued by Tone in Twenty are restricted securities and none of such securities may be sold or publicly traded except in accordance with the provisions of the Act.

ARTICLE III
Representations and Warranties of Tone in Twenty

     Tone in Twenty represents and warrants to Muscle Pharm that:

     3.1  Organization. Tone in Twenty is a corporation duly organized, validly existing and in good standing under the laws of Nevada, has all necessary corporate powers to carry on its business, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

     3.2  Capital. The authorized capital stock of Tone in Twenty consists of 195,000,000 shares of $.001 par value common stock, of which no more than 520,700 shares will be outstanding on the Closing Date (which includes 83,200 that may be issued on the conversion of 416 shares of Series A Convertible Preferred Stock) and 5,000,000 shares of $.001 par value preferred stock of which 82,917 shares of Series A Convertible Preferred Stock will be outstanding. All of the outstanding common stock and preferred stock is duly and validly issued, fully paid and non-assessable. Other than the Series A Convertible Preferred Stock, there are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating Tone in Twenty to issue any additional shares of its capital stock of any class.

     3.3  Subsidiaries. Tone in Twenty has no subsidiaries.

     3.4  Directors and Officers. The names and titles of the directors and executive officers of Tone in Twenty are as follows:

Name	Position

John Dean Harper	President, Secretary and Director

     3.5  Financial Statements. Exhibit 3.5 hereto consists of the audited financial statements of Tone in Twenty for the two years ended August 31, 2008 and August 31, 2009 and unaudited financials for the three months ended November 30, 2009 (the "Tone in Twenty Financial Statements"). The Tone in Twenty Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by Tone in Twenty throughout the period indicated, and fairly present the financial position of Tone in Twenty as of the date of the balance sheets included in the Tone in Twenty Financial Statements and the results of operations for the periods indicated.

     3.6  Absence of Changes. Since November 30, 2009, there has not been any material change in the financial condition or operations of Tone in Twenty, except as contemplated by this Agreement.  As used throughout this Agreement, "material" means:  Any change or effect (or development that, insofar as can be reasonably foreseen, is likely to result in any change or effect) that causes substantial increase or diminution in the business, properties, assets, condition (financial or otherwise) or results of operations of a party.  Taken as a whole, material change shall not include changes in national or international economic conditions or industry conditions generally; changes or possible changes in statutes and regulations applicable to a party; or the loss of employees, customers or suppliers by a party as a direct or indirect consequence of any announcement relating to this transaction.

     3.7  Absence of Undisclosed Liabilities. As of November 30, 2009, Tone in Twenty did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the Tone in Twenty Financial Statements.

     3.8  Tax Returns. Tone in Twenty has filed all federal, state and local tax returns required by law and have paid all taxes, assessments and penalties due and payable. The provisions for taxes, if any, reflected in Exhibit 3.5 are adequate for the periods indicated.  There are no present disputes as to taxes of any nature payable by Tone in Twenty.

     3.9  Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Muscle Pharm, its legal counsel and accountants shall have the opportunity to meet with Tone in Twenty' accountants and attorneys to discuss the financial condition of Tone in Twenty during reasonable business hours and in a manner that does not interfere with the normal operation of Tone in Twenty' business.  Tone in Twenty shall make available to Muscle Pharm all books and records of Tone in Twenty.

     3.10  Intellectual Property Rights. Tone in Twenty has no trademarks, service marks, trade names, copyrights or patents material to its business.

     3.11  Compliance with Laws. To the best of Tone in Twenty' knowledge, Tone in Twenty has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations, including federal and state securities laws, except where such non-compliance would not have a material adverse impact upon its business or properties.

     3.12  Litigation. Tone in Twenty is not a defendant in any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of Tone in Twenty, threatened against or affecting Tone in Twenty or its business, assets or financial condition.  Tone in Twenty is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it.  Tone in Twenty is not engaged in any material litigation to recover monies due to it.

     3.13  Authority. The Board of Directors of Tone in Twenty has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and Tone in Twenty has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of Tone in Twenty and is enforceable in accordance with its terms and conditions.

     3.14  Ability to Carry Out Obligations. The execution and delivery of this Agreement by Tone in Twenty and the performance by Tone in Twenty of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which Tone in Twenty is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Tone in Twenty, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Tone in Twenty.

     3.15  Full Disclosure. None of the representations and warranties made by Tone in Twenty herein or in any exhibit, certificate or memorandum furnished or to be furnished by Tone in Twenty, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

     3.16  Assets. Tone in Twenty's assets are fully included in Exhibit 3.5 and are not subject to any claims or encumbrances except as indicated in Exhibit 3.5.

     3.17  Material Contracts. Tone in Twenty does not have any material contracts.

     3.18  Indemnification. Tone in Twenty agrees to indemnify, defend and hold Muscle Pharm harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees asserted by third parties against Muscle Pharm which arise out of, or result from (i) any breach by Tone in Twenty in performing any of its covenants or agreements under this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Tone in Twenty under this Agreement, (ii) a failure of any representation or warranty in this Article III or (iii) any untrue statement made by Tone in Twenty in this Agreement.

ARTICLE IV
Covenants Prior to the Closing Date

     4.1  Investigative Rights. Prior to the Closing Date, each party shall provide to the other party, and such other party's counsel, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party's properties, books, contracts, commitments and records for the purpose of examining the same.  Each party shall furnish the other party with all information concerning each party's affairs as the other party may reasonably request.  If during the investigative period one party learns that a representation of the other party was not accurate, no such claim may be asserted by the party so learning that a representation of the other party was not accurate.

     4.2  Conduct of Business. Prior to the Closing Date, each party shall conduct its business in the normal course and shall not sell, pledge or assign any assets without the prior written approval of the other party, except in the normal course of business.  Neither party shall amend its Articles of Incorporation or Bylaws or Operating Agreement (except as may be described in this Agreement), declare dividends, redeem or sell stock or other securities.  Neither party shall enter into negotiations with any third party or complete any transaction with a third party involving the sale of any of its assets or the exchange of any of its common stock or Interests.

     4.3  Confidential Information.  Each party will treat all non-public, confidential and trade secret information received from the other party as confidential, and such party shall not disclose or use such information in a manner contrary to the purposes of this Agreement.  Moreover, all such information shall be returned to the other party in the event this Agreement is terminated.

     4.4  Notice of Non-Compliance.  Each party shall give prompt notice to the other party of any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect or the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

ARTICLE V
Conditions Precedent to Tone in Twenty's Performance

     5.1  Conditions. Tone in Twenty' obligations hereunder shall be subject to the satisfaction at or before the Closing Date of all the conditions set forth in this Article V.  Tone in Twenty may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Tone in Twenty of any other condition of or any of Tone in Twenty' other rights or remedies, at law or in equity, if Muscle Pharm shall be in default of any of its representations, warranties or covenants under this Agreement.

     5.2  Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Muscle Pharm in this Agreement or in any written statement that shall be delivered to Tone in Twenty by Muscle Pharm under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

     5.3  Performance. Muscle Pharm shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

     5.4  Absence of Litigation. No action, suit or proceeding, including injunctive actions, before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Muscle Pharm on or before the Closing Date.

     5.5  Officer's Certificate. Muscle Pharm shall have delivered to Tone in Twenty a certificate dated the Closing Date signed by the Chief Executive Officer of Muscle Pharm certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article II are true and correct as of the Closing Date.

     5.6  Corporate Action. Muscle Pharm shall have obtained the approval of the Muscle Pharm Security Holders for the transaction contemplated by this Agreement as evidenced by all of the Muscle Pharm Security Holders executing Exhibit 1.2.

ARTICLE VI
Conditions Precedent to Muscle Pharm's Performance

     6.1  Conditions. Muscle Pharm's obligations hereunder shall be subject to the satisfaction at or before the Closing Date of all the conditions set forth in this Article VI. Muscle Pharm may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Muscle Pharm of any other condition of or any of Muscle Pharm's rights or remedies, at law or in equity, if Tone in Twenty shall be in default of any of its representations, warranties or covenants under this Agreement.

     6.2  Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Tone in Twenty in this Agreement or in any written statement that shall be delivered to Muscle Pharm by Tone in Twenty under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

     6.3  Performance. Tone in Twenty shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

     6.4  Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Tone in Twenty on or before the Closing Date.

     6.5  SEC filings.  Within 4 business days following the execution of the Agreement, Tone in Twenty will file: (1) a Form 8-K with the SEC in which it will report under Item 1.01 the execution of this Agreement; (2) an Information Statement pursuant to Section 14C relating to the desire of Muscle Pharm to change the name of Tone in Twenty to MusclePharm Corporation and to adopt a Stock Incentive Plan; and (3) an Information Statement under Section 14f to report the change in control.  In the event that the effectiveness of 14C Information Statement is delayed, this effectiveness is not a condition to closing of this transaction.

     6.6  Officer's Certificate. Tone in Twenty shall have delivered to Muscle Pharm a certificate dated the Closing Date signed by the Chief Executive Officer of Tone in Twenty certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article III are true and correct as of the Closing Date.

     6.7  Payment of Liabilities. On or before the Closing Date, Tone in Twenty shall have paid any outstanding obligations and liabilities of Tone in Twenty through the Closing Date, including obligations created subsequent to the execution of this Agreement.
     6.8  Directors of Tone in Twenty. On the Closing Date, the Board of Directors of Tone in Twenty shall appoint the designees of Muscle Pharm to Tone in Twenty' Board of Directors and simultaneously resign from the Board of Directors.

     6.9  Officers of Tone in Twenty. On the Closing Date, the newly constituted Board of Directors of Tone in Twenty shall elect the officers of Tone in Twenty as set forth in Section 2.4, above and Tone in Twenty' existing executive officers shall resign.

ARTICLE VII
Closing

     7.1  Closing. The closing of this Agreement shall be held at the offices of Jin Schauer & Saad or at any mutually agreeable place on or prior to February 19, 2010, unless extended by mutual agreement.  At the closing:

          (a)  Muscle Pharm shall deliver to Tone in Twenty (i) copies of Exhibit 1.2 executed by all of the Tone in Twenty Security Holders, (ii) an assignment of all of the Muscle Pharm Interests to Tone in Twenty, (iii) the officer's certificate described in Section 5.5, and (iv) signed minutes of its managers approving this Agreement.

          (b)  Tone in Twenty shall deliver to Muscle Pharm (i) certificates representing 26,000,000 Tone in Twenty Shares issued in the names of the Muscle Pharm Security Holders, (ii) the officer's certificate described in Section 6.5, (iii) signed minutes of its directors approving this Agreement, and (iv) resignations of its executive officers and directors pursuant to Sections 6.7 and 6.8.

ARTICLE VIII
Covenants Subsequent to the Closing Date

     8.1  Registration and Listing. Following the Closing Date, Tone in Twenty shall:

          (a)  Continue Tone in Twenty' common stock quotation on the Electronic Over-the-Counter Bulletin Board system;

          (b)  Comply with the Form 8-K requirements of the Securities Act of 1934, including the timely preparation and filing of audited financial statements as required by Form 8-K; and

          (c)  Retain Schumacher and Associates as its auditors within five days from the Closing Date.

ARTICLE IX
Miscellaneous

     9.1  Captions and Headings. The article and Section headings throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision of this Agreement.

     9.2  No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

     9.3  Non-Waiver. The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions.  No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

     9.4  Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

     9.5  Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto and supersedes all prior agreements and understandings.

     9.6  Choice of Law. This Agreement and its application shall be governed by the laws of the state of Nevada and any litigation arising out of this Agreement must be filed in the state or federal courts of Clark County, Nevada.

     9.7  Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.8  Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

Tone in Twenty:	Tone in Twenty
3433 Losee Rd., Suite 2
Las Vegas, NV 89030

With a copy to:	Marcus Luna
___________________
___________________

Muscle Pharm:	Muscle Pharm, LLC
3390 Peoria Street, Unit 7
Aurora, Colorado 80010

With a copy to:	Jin, Schauer & Saad LLC
600 17th Street, Suite 2700S
Denver, Colorado 80202
Attn: Jon D. Sawyer

     9.9  Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

     9.10 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

     9.11 Finders. There are no finders in connection with this transaction.

     9.12 Announcements.  The parties will consult and cooperate with each other as to the timing and content of any public announcements regarding this Agreement.

     9.13 Expenses. Each party will bear their own expenses, including legal fees incurred in connection with this Agreement.  The Muscle Pharm Security Holders shall not be responsible for any costs incurred in connection with the transaction contemplated by this Agreement.

     9.14 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion or other writing providing for in it, shall survive the Closing Date.

     9.15 Exhibits. As of the execution hereof, the parties have provided each other with the exhibits described herein.  Any material changes to the exhibits shall be immediately disclosed to the other party.

     9.16 Termination, Amendment and Waiver.

          (a)  Termination.  This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the share exchange by the stockholders of Tone in Twenty or by the members of Muscle Pharm:

               (1)  By mutual written consent of Muscle Pharm and Tone in Twenty;

               (2)  By either Muscle Pharm or Tone in Twenty;

                    (i)  If any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement; or

                    (ii) If the transaction shall not have been consummated on or before February 19, 2010, unless the failure to consummate the transaction is the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

               (3)  By Muscle Pharm, if Tone in Twenty breaches any of its representations or warranties hereof or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement; and

               (4)  By Tone in Twenty, if Muscle Pharm breaches any of its representations or warranties hereof or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement.

          (b)  Effect of Termination.  In the event of termination of this Agreement by either Tone in Twenty or Muscle Pharm, as provided herein, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Muscle Pharm or Tone in Twenty, and such termination shall not relieve any party hereto for any intentional breach prior to such termination by a party hereto of any of its representations or warranties or any of its covenants or agreements set forth in this Agreement.

          (c)  Extension; Waiver.  At any time prior to the Closing Date, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligation of the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          (d)  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement, an amendment of this Agreement or an extension or waiver shall, in order to be effective, require in the case of Muscle Pharm or Tone in Twenty, action by its respective Board of Directors or the duly authorized designee of such Board of Directors.

[Remainder of Page Intentionally Blank; Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement Concerning the Exchange of Securities on the date indicated above.

TONE IN TWENTY	MUSCLE PHARM, LLC

By: /s/ John Harper	By: /s/ Brad Pyatt
John Harper	Brad Pyatt
President	President

EXHIBIT 1.1

ALLOCATION OF TONE IN TWENTY COMMON SHARES
TO
SECURITY HOLDERS OF MUSCLE PHARM, LLC

Name of Muscle Pharm	Amount of
Security Holder Shares to be issued	Tone in Twenty

Brad Pyatt *	14,026,668
Cory Gregory *	9,351,114
Mark Daniels	1,547,156
Chris Storts (Limbo I)	516,578
Young Enterprises, LLC	258,289
Jay Bednar	129,145
George P. Elliott	48,872
Kim Journey	19,549
Brandon Foth	48,872
Mark Alan Drake	24,435
Thomas and Sharon McConnell	9,773
Allen and Thelma Evans	19,549
Total	26,000,000

*  Mr. Pyatt and Mr. Gregory have agreed to assign a portion of their shares to several others.

EXHIBIT 1.2

TONE IN TWENTY
EXCHANGE OFFER FOR THE MEMBERSHIP INTERESTS OF
MUSCLE PHARM, LLC.

LETTER OF ACCEPTANCE

Name(s) of Shareholder(s)	________ Shares of Tone in Twenty
Common Stock offered for your membership
Interest of Muscle Pharm, LLC.
_____________________________________________________________________________

THIS FORM MUST BE COMPLETED AND DELIVERED ON OR BEFORE 5:00 P.M. MOUNTAIN TIME, JANUARY 20, 2010, TO MUSCLE PHARM, LLC, C/O JON D. SAWYER, JIN, SCHAUER & SAAD, LLC. 600 17TH STREET, SUITE 2700 SOUTH TOWER, DENVER, COLORADO 80202.  THIS FORM MAY BE FAXED TO JON D. SAWYER AT (720) 889-2222 AND THEN MAILED.
_____________________________________________________________________________

APPROVAL OR NONAPPROVAL OF EXCHANGE OFFER

     The undersigned accepts ______ rejects _____ (please initial) the Exchange Offer of Tone in Twenty for his or her membership interests of Muscle Pharm, LLC, as specified above subject to the terms and conditions set forth in the Agreement Concerning the Exchange of Securities to be executed between Muscle Pharm, LLC and Tone in Twenty

     The undersigned understands that approval of the Exchange Offer constitutes (i) his or her approval of the terms and conditions of the Exchange Offer, and the complete transfer of all of his or her membership interest of Muscle Pharm, LLC to Tone in Twenty, and (ii) his or her acknowledgment and agreement that the shares of common stock of Tone in Twenty will be full payment for all of his or her membership interest of Muscle Pharm, LLC

Date: ____________________	_________________________________________

_________________________________________
Signature(s) of Member(s)

(NOTE:  IF YOU ACCEPT THE EXCHANGE OFFER, YOU MUST ALSO SIGN ON PAGE 3 OF THIS LETTER OF ACCEPTANCE)

REPRESENTATIONS AND WARRANTIES

     1.   The undersigned understands and acknowledges that the shares of Common Stock ("Shares") of Tone in Twenty (the "Company"), are being offered in reliance upon the exemptions provided in Section 4(2), of the Securities Act of 1933 as amended (the "Act") and the Rules and Regulations adopted thereunder relating to nonpublic offerings; and the undersigned makes the following representations and warranties with the intent that the same may be relied upon in determining the suitability of the undersigned as a purchaser of securities:

          (a)  The Shares will be acquired solely for the account of the undersigned, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof and with no present intention of distributing or reselling any part of the Shares.

          (b)  The undersigned agrees not to dispose of his or her Shares or any portion thereof unless and until counsel for the Company shall have determined that the intended disposition is permissible and does not violate the Act or any applicable state securities laws, or the rules and regulations thereunder.

          (c)  The undersigned acknowledges that the Company has made all documentation pertaining to all aspects of the Exchange Offer available to him or her and has offered such person or persons an opportunity to discuss the Exchange Offer with the officers of the Company.  The undersigned further acknowledges and represents to the Company that he or she is a knowledgeable, sophisticated investor who can fend for himself or herself and has adequate means to make the investment contemplated herein; and that, in connection with this investment, he or she has obtained the necessary investment advice from appropriate outside sources, and had available to the undersigned all information with respect to the Company which was deemed necessary by himself or herself and his or her respective advisors.

     2.   The undersigned represents that the membership interest of Muscle Pharm, LLC  being exchanged is owned free and clear of any liens or encumbrances and has not been pledged or optioned to any person.

     3.   The undersigned understands that he or she must bear the economic risk of an investment in the Shares to be acquired pursuant to the Exchange Offer for an indefinite period of time because the Shares have not been registered under the Securities Act or any state securities laws and, therefore, cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or unless exemptions from such registrations are available.  The current holding period requirement of Rule 144 is one year from the date this transaction is closed.  The undersigned acknowledges that only the Company can file a registration statement, and that the Company has no obligation to do so or to take steps necessary to make an exemption from registration available to the undersigned.

     4.   The undersigned agrees that the certificate evidencing the Shares he or she acquires pursuant to the Exchange Offer will have a legend placed thereon stating that the Shares have not been registered under the Securities Act or any state securities laws and setting forth or referring to the restrictions on transferability and sale of the Shares.

     5.   The undersigned is, or is not, an "accredited investor," as that term is defined in Regulation D under the Securities Act of 1933, as amended (the "Act"), as checked below:

_____     YES          _____   NO

     6.   The undersigned hereby covenants and agrees to protect, indemnify and hold the Company, and each of its officers, directors and shareholders, harmless from and against any and all claims, demands, causes of action, judgments, orders, decrees, damages, liabilities, court or other costs, attorney fees, reasonable costs of investigation and other costs and expenses whatsoever (i) arising out of or attributable to any breach or violation of, or the falsity, inaccuracy or failure of, any representation, warranty or covenant made by the undersigned in this letter, and (ii) arising from or related to the acquisition, ownership or disposition by the undersigned of any or all the Shares.

     7.   The undersigned's state of residence is ________________________.

____________________________________	_____________________________________
(Social Security or Tax I.D. Number)	Signature(s) of Shareholder(s)

____________________________________	_____________________________________
(Social Security or Tax I.D. Number)	Signature(s) of Shareholder(s)

____________________________________
(Mailing Address)

____________________________________	Date:_______________________________

I would like my shares to be issued in the following name:

____________________________________

EXHIBIT 2.5

FINANCIAL STATEMENTS OF

MUSCLE PHARM, LLC

FOR THE NINE MONTHS ENDING SEPTEMBER 30, 2009 (Unaudited)

AND FROM INCEPTION (APRIL 22, 2008) TO DECEMBER 31, 2008

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Members
Muscle Pharm, LLC
Englewood, Colorado

We have audited the accompanying balance sheet of Muscle Pharm, LLC as of December 31, 2008 and the related statements of operations, changes in members' equity (deficit) and cash flows for the period from April 22, 2008 (inception) to December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Muscle Pharm, LLC as of December 31, 2008, and the results of its operations and its cash flows for the period from April 22, 2008 (inception) to December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3, the Company has losses to date of approximately $393,000, which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to this matter is also explained in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Schumacher & Associates, Inc.

Schumacher & Associates, Inc.
Certified Public Accountants
7931 S. Broadway, #314
Littleton, CO 80122

October 26, 2009

MUSCLE PHARM, LLC
Balance Sheets

	September 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
ASSETS

Cash	$451	$32
Accounts receivable, net of allowance
of $-0- and $812 on September 30,
2009 and December 31, 2008,
respectively	10,358	14,248
Inventory	1,677	53,246
Deposits on product	-	45,815
Prepaid expenses and other current assets	2,387	12,368

Total Current Assets	14,873	125,709

Fixed Assets, net of accumulated
depreciation of $2,987 and $884 on
September 30, 2009 and December 31,
2008, respectively	15,932	12,527
Website, net of accumulated amortization
of $3,502 and $637 on September 30,
2009 and December 31, 2008, respectively	7,960	10,825
Security Deposits	1,207	-

Total Assets	$39,972	$149,061

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)

Accounts payable	$355,149	$52,576
Accrued interest	4,499	-
Overdrawn bank accounts	17,645	12,002
Customer deposits	112,731	-
Due to related parties (Note 4)	73,528	2,612
Notes payable (Note 5)	30,000	-
Convertible notes payable (Note 6)	297,500	-

Total Current Liabilities	891,052	67,190

Commitments and contingencies (Notes 1,
2, 3, 4, 5, 6, 7, 8, 9 and 10)

Member's Equity (Deficit) (Note 7)	(851,080)	81,871

Total Liabilities and Members' Equity
(Deficit)	$39,972	$149,061

The accompanying notes are an integral part of these financial statements

MUSCLE PHARM, LLC
Statements of Operations

		From	From
		Inception	Inception
	Nine months	(April 22,	(April 22,
	ended	2008) to	2008) to
	September 30,	September 30,	December 31,
	2009	2008	2008
	(Unaudited)	(Unaudited)	(Audited)

Sales of product, net of $231,744,
$567 and $77,440 allowances and
discounts September 30, 2009,
2008 and December 31, 2008,
respectively	$671,347	$4,561	$80,690
Cost of sales	(663,849)	(47,827)	(129,815)

Gross margin (loss)	7,498	(43,266)	(49,125)

Operating Expenses:
Advertising and promotion	617,968	110,696	248,999
Bad debt	5,631	-	812
Bank charges	21,046	369	1,547
Salaries and labor	149,436	8,480	19,215
Depreciation and amortization	4,968	208	1,521
Insurance	11,021	375	2,649
Information technology	13,338	1,713	12,979
Travel, meetings and entertainment	72,138	15,501	23,845
Occupancy, telephone and utilities	17,619	2,214	8,175
Office and warehouse supplies	14,051	9,718	11,962
Professional fees	90,611	4,040	9,674
Repairs and maintenance	799	-	-
Other	633	25	840

Total Operating Expenses	1,019,259	153,339	342,218

Operating (Loss)	(1,011,761)	(196,605)	(391,343)

Other income (expense):
Interest income	-	13	14
Interest (expense)	(8,690)	-	(1,300)

Total other income (expense)	(8,690)	13	(1,286)

Net (Loss)	$(1,020,451)	$(196,592)	$(392,629)

The accompanying notes are an integral part of these financial statements

MUSCLE PHARM, LLC
Statements of Cash Flows

		From	From
		Inception	Inception
	Nine months	(April 22,	(April 22,
	ended	2008) to	2008) to
	September 30,	September 30,	December 31,
	2009	2008	2008
	(Unaudited)	(Unaudited)	(Audited)

Operating Activities
Net Loss	$(1,020,451)	$(196,592)	$(392,629)
Adjustments to reconcile net loss to
net cash provided by operating
activities:
Depreciation and amortization	4,968	208	1,521
Bad debt	5,631	-	812
Cash provided by (used in) changes in
operating assets and liabilities:
(Increase) in accounts receivable	(1,741)	-	(15,060)
Decrease (Increase) in inventory	51,569	(103,185)	(53,246)
Decrease (Increase) in deposits	45,815	(25,555)	(45,815)
Decrease (increase) in prepaid expenses	9,981	-	(12,368)
(Increase) in security deposits paid	(1,207)	-	-
Increase in accounts payable and
accrued interest	307,072	27,100	52,576
Increase in overdrawn bank accounts	5,643	-	12,002
Increase in customer deposits	112,731	-	-
Increase in due to related parties	70,916	-	2,612

Net cash (used in) operating activities	(409,073)	(298,024)	(449,595)

Investing Activities
Purchases of fixed assets and website	(5,508)	(17,351)	(24,873)

Net cash (used in) investing activities	(5,508)	(17,351)	(24,873)

Financing Activities
Proceeds from issuance of notes payable	30,000	-	-
Proceeds from issuance of convertible notes	297,500	-	-
Member contributions	87,500	324,500	474,500

Net cash provided by financing activities	415,000	324,500	474,500

Net increase in cash	419	9,125	32
Beginning cash	32	-	-

Ending cash	$451	$9,125	$32

Supplemental Disclosure:
Cash paid for interest	$4,191	$-	$-

Cash paid for income tax	$-	$-	$-

The accompanying notes are an integral part of these financial statements

MUSCLE PHARM, LLC
STATEMENT OF CHANGES IN MEMBERS' EQUITY (DEFICIT)
For the Period from
Inception (April 22, 2008) to September 30, 2009 (Unaudited)

Balance at inception, April 22, 2008	$-

Member contributions	474,500

Net (loss) for the period ended December 31, 2008	(392,629)

Balance, December 31, 2008	81,871

Member contributions	87,500

Net loss for the nine months ended September 30, 2009	(1,020,451)

Balance, September 30, 2009 (Unaudited)	$(851,080)

The accompanying notes are an integral part of these financial statements

MUSCLE PHARM, LLC
NOTES TO FINANCIAL STATEMENTS
For the Nine Months Ending September 30, 2009 and from
Inception (April 22, 2008) to December 31, 2008
(References to periods ended September 30, 2008 and 2009,
and subsequent to December 31, 2008 are unaudited)

NOTE 1 - ORGANIZATION

Muscle Pharm, LLC (the "Company") was formed as a Colorado limited liability company on April 22, 2008.

The Company currently manufactures and markets six branded sports nutrition products with the trade name:  Combat, Assault, Battle Fuel, Bullet Proof, Shred Matrix, and Recon.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Muscle Pharm, LLC (Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements.

UNAUDITED INTERIM FINANCIAL INFORMATION

The interim financial statements as of and for the nine months ended September 30, 2009, and as of and for the period April 22, 2008 (date of inception) to September 30, 2008, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") for interim financial reporting.  These financial statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal reoccurring adjustments and accruals) necessary to present fairly the financial statements for periods presented in accordance with generally accepted accounting principles.  Operating results for the nine months ended September 30, 2009 may not be indicative of the results for the year ended December 31, 2009.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the rules and regulations of the SEC.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions.  These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ materially from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, the Company considers cash and cash equivalents to include highly liquid investments with original maturities of 90 days or less. Those are readily convertible into cash and not subject to significant risk from fluctuations in interest rates and market trends.  The recorded amounts for cash equivalents approximate fair value due to the short-term nature of these financial instruments.

As of September 30, 2009 and December 31, 2008, the Company had approximately $17,645 and $12,002, respectively, overdrawn in its bank accounts.  These amounts are shown as a current liability on the balance sheet.

CONCENTRATION OF CREDIT RISK AND ACCOUNTS

Financial instruments that potentially subject the Company to significant concentrations of credit risk include cash equivalents, trade accounts receivable, inventory and deposits on product.  The Company maintains its cash and investment balances in the form of bank demand deposits and money market accounts with financial institutions that management believes to be of high credit quality.  Accounts receivable are typically unsecured and are derived from transactions with and from customers primarily located in the United States.

For the nine months ended September 30, 2009, the Company had made sales to 19 customers.  Four of these customers represent approximately 73% of the Company's gross sales during the period.

Inventory originating from two vendors accounted for 97% and 100% of the Company's inventory purchases for the nine months ended September 30, 2009 and the period from April 22, 2008 (inception) to December 31, 2008, respectively.  At September 30, 2009 the Company was using one vendor to manufacture 100% of the Company's inventory.

ACCOUNTS RECEIVABLE

The Company performs ongoing evaluations of its clients' financial condition and generally does not require collateral.  Management reviews accounts receivable periodically and reduces the carrying amount by a valuation allowance that reflects management's best estimate of amounts that may not be collectible.  Allowances, if any, for uncollectible accounts receivable are determined based upon information available and historical experience.  As of September 30, 2009 the allowance for accounts receivable was $-0- compared to an allowance for accounts receivable of $812 as of December 31, 2008.

INVENTORY

Inventory is stated at the lower of cost or market. Costs are determined by the first-in first-out or average cost methods.  Cost includes all costs of purchase, cost of conversion and other costs incurred in bringing the inventory to its present location and condition.

DEPOSITS

As of December 31, 2008 the Company paid out $45,815 as deposits on products to be manufactured.  There were no advance payments for deposits on products to be manufactured as of September 30, 2009.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful life of each type of asset. Maintenance and repairs are charged to expense as incurred; improvements and betterments are capitalized. Upon retirement or disposition, the related costs and accumulated depreciation are removed from the accounts, and any resulting gains or losses are credited or charged to income.   Depreciation totaled $2,103 and $884 for the periods ended September 30, 2009 and December 31, 2008, respectively.

Below is a summary of property and equipment:

	Estimated
	Useful	September 30,	December 31,
Asset Type	Life	2009	2008

Displays	5	$17,057	$12,500
Furniture and equipment	5	1,862	911

Subtotal		18,919	13,411
Less accumulated depreciation		(2,987)	(884)

Net		$15,932	$12,527

WEBSITE DEVELOPMENT COSTS

Website development costs representing capitalized costs of design, configuration, coding, installation, and testing of the Company's website are capitalized until initial implementation. Upon implementation, the Company began amortizing the cost over its estimated useful life of three years using the straight-line method. Accumulated amortization at September 30, 2009 and December 31, 2008 were $3,502 and $637, respectively.  Amortization expense for the nine months ended September 30, 2009 and the period ended December 31, 2008 were $2,865 and $637, respectively. Ongoing website post-implementation costs of operation, including training and application maintenance, are charged to expense as incurred.

LONG-LIVED ASSETS

The Company's primary long-lived assets are property and equipment and website development. The Company assesses the recoverability of its long-lived assets whenever events and circumstances indicate the carrying value of an asset or asset group may not be recoverable from estimated future cash flows expected to result from its use and eventual disposition. Management does not believe that its long-lived assets are impaired, and no impairment charges have been recorded as of September 30, 2009.

FAIR VALUE DETERMINATION

Financial instruments consist of cash, accounts, inventory, deposits on product, prepaid expenses, accounts payable and accrued expenses. The carrying amount of these financial instruments approximates fair value due to their short-term nature or the current rates at which the Company could borrow funds with similar remaining maturities.

Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial statements.

ADVERTISING

The Company expenses the cost of advertising when incurred.  Advertising expenses are included with advertising and promotions in the accompanying statements of operations.

REVENUE RECOGNITION

The Company recognizes revenue when persuasive evidence of a revenue arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured.

During 2008 and 2009, the Company has been developing its presence in the marketplace and establishing distribution channels for its products, and therefore the Company has incurred significant costs for sales allowances, sample expense and discounts provided. During the nine months ended September 30, 2009, the Company recognized gross sales of $903,091, but also granted discounts and allowances of $231,744, for net sales of $671,347.  During the period from April 22, 2008 to December 31, 2008, the Company recognized gross sales of $158,130, but also granted discounts and allowances of $77,440, for net sales of $80,690.

INCOME TAXES

The Company was formed under the limited liability laws in the State of Colorado.  No provision for income tax has been provided in the financial statements since the Company has elected to be taxed under the rules governing partnership taxation election, whereby all income or losses flow through to the partner for income tax reporting purposes.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

There were various accounting standards and interpretations issued during 2009 and 2008, none of which are expected to have a material impact on the Company's financial position, operations or cash flows.

NOTE 3 - BASIS OF PRESENTATION - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern.  However, the Company has negative working capital and members' deficits, and has incurred net losses for the nine months ended September 30, 2009 and from inception (April 22, 2008) through December 31, 2008 of $1,020,451 and $392,629, respectively, which raises substantial doubt about its ability to continue as a going concern.  In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon its ability to meet its financing requirements, raise additional capital, and the success of its future operations.  There is no assurance that future capital raising plans will be successful in obtaining sufficient funds to assure its eventual profitability.  Management believes actions planned and presently being taken provide the opportunity for the Company to continue as a going concern, including:

     -   Increasing prices of products;
     -   reducing discounts and free samples;
     -   obtaining manufacturers which have substantially decreased manufacturing costs, and
     -   securing additional working capital through additional sales of debt or equity to investors.

The financial statements do not include any adjustments that might result from these uncertainties.

NOTE 4 - DUE TO RELATED PARTIES

Certain members of the Company have utilized personal credit cards owned by them and immediate family members to assist in financing its operations.  As of September 30, 2009 and December 31, 2008, the Company owed $54,317 and $2,612, respectively on these aforementioned credit cards.

During the nine months ended September 30, 2009 an investor paid various legal and accounting fees on behalf of the company totaling $19,211.  The advances from the investor are uncollateralized, bear no interest and are due on demand.

NOTE 5 - NOTES PAYABLE

At September 30, 2009, the Company had $30,000 in short term working capital loans represented by two uncollateralized promissory notes issued in March 2009.  The notes require no periodic payments, accrue interest at 10% per annum, and mature in March 2010, at which time all outstanding principal and accrued interest is due and payable.

NOTE 6 - CONVERTIBLE NOTES PAYABLE

During the nine months ended September 30, 2009 the Company sold to various investors a total of $297,500 of convertible secured promissory notes.

A series of Notes with principal balances totaling $225,000 accrue interest at 8% and mature on March 31, 2010, at which time all principal and accrued interest is due and payable.  In the event the Company is acquired by a publicly-traded company in a reverse acquisition, a reverse merger or any other similar form of corporate reorganization during the term of the notes, the principal together with accrued interest may be converted to shares of the publicly-traded company's common stock at the election of the debt holder.  The number of shares into which the Notes may be converted will be based on the market price of the common stock of the publicly-traded company, and shall be the number of shares which will provide the debt holder a dollar amount equal to 120% of the Note principal and accrued interest at the time of conversion.

In addition, two Notes, each with a principal balance $5,000 accrue interest at 8% and mature on March 31 and May 25, 2010 at which time all principal and accrued interest is due and payable.  In the event the Company is acquired by a publicly-traded company in a reverse acquisition, a reverse merger or any other similar form of corporate reorganization during the term of the Notes, the principal together with accrued interest may be converted to shares of the publicly-traded company's common stock at the election of the debt holder.  The number of shares into which the Notes may be converted will be based on the market price of the common stock of the publicly-traded company, and shall be the number of shares which will provide the debt holder a dollar amount equal to 150% of the Note principal and accrued interest at the time of conversion.

In addition, two Notes, with principal balances of $27,500 and $35,000 accrue interest at 8% and mature on June 9, 2010 at which time all principal and accrued interest is due and payable.  In the event the Company is acquired by a publicly-traded company in a reverse acquisition, a reverse merger or any other similar form of corporate reorganization during the term of the notes, the principal together with accrued interest may be converted to shares of the publicly-traded company's common stock at the election of the debt holder.  The number of shares into which the Notes may be converted will be based on the market price of the common stock of the publicly-traded company, and shall be the number of shares which will provide the debt holder a dollar amount equal to 200% of the note principal and accrued interest at the time of conversion.

All the Notes are collateralized by all the assets of Muscle Pharm, LLC.

NOTE 7 - MEMBERS' EQUITY

There were two initial members/owners of the Company. One member received a 60% membership interest in exchange for his contribution of formulations for potential products, contacts with GNC Canada and other potential customers, and contacts with professional athletes.  The other initial member received a 40% membership interest in exchange for his contacts with key contacts including potential distributors, professional athletes and potential investors.  Neither of the two initial members contributed any cash and no accounting value was placed on their respective contributions since it was immaterial.

On November 30, 2008, the Company approved the admission of four new members with a total cash investment of $474,500 representing 9.4% ownership.

During the nine months ended September 30, 2009, the Company approved the admission of six new members with total cash investments of $87,500, representing 0.7% ownership.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

As a component of the Company's overall marketing strategy, it has entered into various sponsorship and endorsement agreements with professional athletes and fitness trainers.  These agreements generally provide for payments to the athletes and trainers based on pre-determined events in which the athlete or trainer agree to provide exposure of the Company and its products through media exposure and coverage of specific athletic events.  During the period from inception (April 22, 2008) to September 30, 2008 the Company paid out $4,750 under these agreements.  For the nine months ended September 30, 2009 the Company paid out $302,213 under these agreements. These payments are included in the Statements of Operations in advertising and promotion expense.  At September 30, 2009 the Company estimates future obligations under its existing sponsorship and endorsement agreements is approximately $100,000, assuming all contingencies contained in the agreements occur, of which there can be no assurance.  This estimate does not include amounts for reimbursements for travel and expenses that are included in certain of the agreements.  Subsequent to September 30, 2009, the Company entered into additional agreements as further disclosed in Note 10, Subsequent Events.

In April 2009, the Company signed a 13 month lease for warehouse space, which is personally guaranteed by an initial member.  The base rate is $818 per month.  In September 2009, a six month office lease was signed at a base rate of $1,458 month.  The office lease is also personally guaranteed by an initial member.

NOTE 9 - RELATED PARTY TRANSACTIONS

Muscle Pharm, LLC was formed as a Colorado limited liability company on April 22, 2008.  There were two initial members/owners of the Company. One member received a 60% membership interest in exchange for his contribution of formulations for potential products, contacts with GNC Canada and other potential customers, as well as contacts with professional athletes.  The other initial member received a 40% membership interest in exchange for his contacts including potential distributors, professional athletes and potential investors.  Neither of the two initial members contributed any cash and no accounting value was placed on their respective contributions.  During the period from inception to September 30, 2008 a total of $7,000 was paid to the initial members, and for the nine months ended September 30, 2009 payments of $66,041 were paid to the initial members.  The payments were made as compensation for management services provided to the Company and are included in salaries and labor in the accompanying Statements of Operations.

During 2008, an initial member's wife was paid $6,000 for various accounting and bookkeeping services.  No amounts were paid her during the nine months ended September 30, 2009.  In addition, during 2008 a company controlled by the initial member's wife made a $13,000 working capital loan to the Company.  The loan was fully repaid during 2008 together with $1,300 of accrued interest.

During the nine months ended September 30, 2009, the Company paid two initial members' spouses a total of $4,167 for various administrative services rendered to the Company.

During the nine months ended September 30, 2009, a company controlled by an initial member purchased $1,248 of the Company's products.  As of September 30, 2009, all of the product purchased had been paid for by the member's company and no amounts were owed the Company.

NOTE 10 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through January 20, 2010, the date which the financial statements were available to be issued.

Subsequent to September 30, 2009 the Company has raised an additional $695,000 in convertible notes payable from various investors.

Subsequent to September 30, 2009 the Company has entered into various sponsorship and endorsement agreements.  The Company estimates future obligations under these agreements is approximately $913,000, assuming all contingencies contained in the agreements occur, of which there can be no assurance.  This estimate does not include amounts for reimbursements for travel and expenses that are included in certain of the agreements.

EXHIBIT 2.17

MATERIAL CONTRACTS OF MUSCLE PHARM

1.     Agreement with GNC

2.     Agreement with Alive Media Group

EXHIBIT 3.5

FINANCIAL STATEMENTS OF TONE IN TWENTY

Refer to Tone in Twenty's Form 10-K for the year ended August 31, 2009 and the Form 10-Q for the three months ended November 30, 2009 which are available on the SEC's web site.